Exhibit 99.1

For more information contact:

Jan Johannessen

Chief Financial Officer

Lattice Semiconductor Corporation

(503) 268-8000

LATTICE SEMICONDUCTOR REPORTS FOURTH QUARTER AND YEAR END FINANCIAL RESULTS

HILLSBORO, Ore.  -  January 26, 2006  -  Lattice Semiconductor Corporation (NASDAQ: LSCC) today announced financial results for the fourth quarter and year ended December 31, 2005.

For the fourth quarter, revenue was $54.0 million, an increase of 11 percent from the $48.5 million reported in the same quarter a year ago and an increase of one percent from the $53.4 million reported last quarter.  Quarterly revenue from PLD products was $44.1 million, or 82 percent of total revenue, and increased two percent sequentially.  Quarterly revenue from FPGA products was $9.9 million, or 18 percent of total revenue, and decreased three percent sequentially.  Quarterly revenue from New products, now 38 percent of total revenue, grew five percent sequentially and 66 percent on a year over year basis.

Net loss for the fourth quarter was $23.0 million ($0.20 per share).  This loss includes charges of $3.7 million for the amortization of intangible assets and $11.9 million for restructuring costs.  Excluding these charges, loss for the quarter was $7.3 million ($0.06 per share).  The non-cash amortization charges have been highlighted as these charges are currently expected to be substantially eliminated in 2008.  Further, the restructuring costs are significant charges that are unique to the fourth quarter of 2005 and are related to severance payments, accrued lease obligations, write-off of an intellectual property license, and other costs incurred prior to year-end. Remaining costs to complete the restructuring will be recorded in future periods as incurred and are not expected to be significant. The Company believes exclusion of these charges more closely approximates its ongoing operational performance. In addition to the above, the Company recorded charges related to its last-time buy program to obsolete certain mature parts.

Fourth Quarter Business Highlights:

•                  Completed volume production release of the full, five-device LatticeXP non-volatile 130nm FPGA product family;

•                  Completed volume production release of the full, four-device MachXO non-volatile 130nm cross-over programmable logic family;

•                  Released the ispLever 5.1 software design tool, which supports all next generation 130nm product families ( LatticeEC/P, LatticeXP and MachXO);

•                  Introduced the second generation Power Manager II devices, the ispPAC-Power1220AT8, and announced the second generation ispClock products with a family of revolutionary zero-delay clock generators, the ispClock5600;

•                  Completed the previously announced corporate restructuring by reducing 14 percent of the workforce and streamlining the R&D organization by closing four remote design centers; and

•                  Reached an agreement to settle the shareholder derivative litigation.

“With our company-wide restructuring and related one-time write-offs behind us, we enter 2006 with a renewed sense of optimism. Our operating expense level has been reduced, and our next generation FPGAs, now fully production released, continue to make inroads into the worldwide customer base. Acceptance of these new FPGA products is increasing across multiple applications, and we are winning a growing number of design-ins,” said Steve Skaggs, President and CEO of Lattice Semiconductor Corporation.

For the year 2005, revenue was $211.1 million, a decrease of seven percent from the $225.8 million reported in 2004.

Net loss for 2005 was $49.1 million ($0.43 per share), as compared to the net loss of $52.0 million ($0.46 per share) reported in 2004.  These losses also include the previously described non-cash amortization charges and restructuring charges, which total approximately $28.1 million and $47.2 million for the years ended 2005 and 2004, respectively. Excluding these charges, the loss for 2005 was $21.0 million ($0.18 per share) as compared to a loss of $4.7 million ($0.04 per share) for 2004.

A reconciliation of non-GAAP net loss to GAAP net loss accompanies the financial tables in this earnings release.

Business Outlook – March 2006 Quarter:

•                  Sequential quarterly revenue growth is expected to be approximately 2%-5%;

•                  Gross margin percentage is expected to be approximately 54%-56%;

•                  Total operating expenses are expected to be approximately $34-$35 million, which includes an estimated $1 million of stock-based compensation expense (inclusion of stock-based compensation in operating expenses adds significant uncertainty to our estimates of expenses due to the effect of the volatility in our stock price, which we can not predict);

•                  Intangible asset amortization is expected to be approximately $2.9 million; and

•                  Other income is expected to be approximately $2.4 million.

Discussion of Non-GAAP Financial Measures:

Management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted net loss, which we refer to as non-GAAP net loss. This measure is generally based on the revenues of our products and the costs of those operations, such as cost of revenue, research and development, sales and marketing and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. Non-GAAP net loss consists of net loss excluding amortization of intangible assets and restructuring charges.

Intangible assets relate to assets acquired through acquisitions and consist of purchased technology and deferred stock compensation issued in connection with the acquisitions. Restructuring charges consist of expenses incurred under our corporate restructuring plan, and include items such as separation packages, costs to vacate space under long-term lease arrangements, cost to write-off an intellectual property license and other related expenses.

Non-GAAP net loss is a supplemental measure of our performance that is not required by and not presented in accordance with GAAP. Moreover, it should not be considered as an alternative to net loss, operating loss or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity.

Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures contained within this press release with our net loss, which is our most directly comparable GAAP financial result. For more information, see the consolidated statements of operations contained in this earnings release.

On January 26, 2006, Lattice will hold a telephone conference call at 2:00 pm (Pacific Time) with financial analysts.  Investors may listen to our conference call live via the web at www.lscc.com.  Replays of the call will also be available at www.lscc.com.  On March 15, 2006, we plan to publish a “Business Update Statement” on our website.  Our financial guidance will be limited to the comments on our public quarterly earnings call and these public business outlook statements.  Additionally, during the March 2006 quarter, Lattice plans to participate in an investor conference sponsored by Morgan Stanley.  Specific presentation dates and times are posted on our website at www.lscc.com.

The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties.  With respect to particular forward-looking statements in the Business Outlook – March 2006 Quarter section of this release, Lattice believes the factors identified below in connection with each such statement could cause actual results to differ materially from the forward-looking statements.

Estimates of future revenue are inherently uncertain due to the high percentage of quarterly “turns” business.  In addition, revenue is affected by such factors as pricing pressures, competitive actions, the demand for our products, and the ability to supply products to customers in a timely manner.  Actual gross margin percentage and operating costs could vary from the estimates contained herein on the basis of, among other things, changes in revenue levels, product pricing, changes in wafer, assembly and test costs, and variations in manufacturing yields.

In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements herein include the Securities and Exchange Commission’s informal inquiry and any resulting actions, developments in our pending securities class action litigation, the Company’s dependencies on its silicon wafer suppliers, technological and product development risks, and the other risks that are described from time to time in our filings with the Securities and Exchange Commission. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Lattice Semiconductor Corporation, the inventor of in-system programmable (ISPTM) logic products, designs, develops and markets the broadest range of Field Programmable Gate Arrays (FPGA), Field Programmable System Chips (FPSCs) and high-performance Programmable Logic Devices (PLDs), including Complex Programmable Logic Devices (CPLD), Programmable Mixed Signal Components (ispPAC®), and Programmable Digital Interconnect (ispGDX®). Lattice also offers industry leading SERDES products.  Lattice offers total solutions for today’s system designs by delivering the most innovative programmable silicon products that embody leading-edge system expertise.

Lattice products are sold worldwide through an extensive network of independent sales representatives and distributors, primarily to OEM customers in the communications, computing, consumer, industrial and military end markets.  Company headquarters are located at 5555 N.E. Moore Court, Hillsboro, Oregon 97124 USA.  For more information access our web site at www.latticesemi.com.

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Lattice Semiconductor Corporation, Lattice (& design), L (& design), LatticeECP, LatticeXP, MachXO, isp, ispLever,  ispPAC, ispGDX, Power Manager, and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

Lattice Semiconductor Corporation

Consolidated Statement of Operations

(in thousands, except per share data)

Description	Three months ended			Year Ended
	Dec. 31, 2005	Sept. 30, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenue	$53,991	$53,390	$48,541	$211,060	$225,832

Costs and expenses:
Costs of products sold	27,494	23,398	21,058	95,925	96,857
Research and development	23,653	22,719	22,886	95,412	90,957
Selling, general and administrative	13,217	13,558	13,017	57,541	53,803
Amortization of intangible assets (1)(2)	3,714	3,968	5,759	16,211	47,249
Restructuring costs	11,936	—	—	11,936	—
Total costs and expenses	80,014	63,643	62,720	277,025	288,866
Loss from operations	(26,023)	(10,253)	(14,179)	(65,965)	(63,034)
Other income, net	2,829	3,405	1,141	17,079	11,373
Loss before (benefit) provision for income taxes	(23,194)	(6,848)	(13,038)	(48,886)	(51,661)
(Benefit) provision for income taxes	(204)	237	100	233	318
Net loss	$(22,990)	$(7,085)	$(13,138)	$(49,119)	$(51,979)
Basic net loss per share	$(0.20)	$(0.06)	$(0.12)	$(0.43)	$(0.46)
Diluted net loss per share	$(0.20)	$(0.06)	$(0.12)	$(0.43)	$(0.46)
Shares used in per share calculations:
Basic	113,619	113,544	113,307	113,525	112,976
Diluted (3)	113,619	113,544	113,307	113,525	112,976

Notes:

(1) Intangible assets subject to amortization aggregate $26.4 million, net, at December 31, 2005 and relate to the acquisition of Cerdelinx Technologies, Inc. on August 26, 2002, the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002 and the acquisition of Integrated Intellectual Property Inc. on March 16, 2001. These intangible assets are amortized to expense generally over three to seven years on a straight-line basis.

(2) Includes $0.2 million, $0.4 million and $0.6 million of deferred stock compensation expense for the quarters ended December 31, 2005, September 30, 2005, December 31, 2004, respectively, attributable to Research and Development activities. Includes $1.8 million, and $3.4 million of deferred stock compensation expense for the years ended December 31, 2005, and December 31, 2004, respectively, attributable to Research and Development activities.

(3) For all periods presented, the computation of diluted net loss per share excludes the effect of stock options and our convertible notes as they are antidilutive.

Reconciliation of GAAP Net Loss to Non-GAAP Net Loss

(unaudited)

	Three months ended			Year Ended
	Dec. 31, 2005	Sep. 30, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004

GAAP net loss	$(22,990)	$(7,085)	$(13,138)	$(49,119)	$(51,979)
Reconciling items:
Amortization of intangibles (1)	3,714	3,968	5,759	16,211	47,249
Restructuring charges (2)	11,936	—	—	11,936	—
Non-GAAP net loss	$(7,340)	$(3,117)	$(7,379)	$(20,972)	$(4,730)

Reconciliation of GAAP Net Loss per Share to Non-GAAP Net Loss per Share

(unaudited)

	Three months ended			Year Ended
	Dec. 31, 2005	Sep. 30, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004
Basic and Diluted:
GAAP net loss per share	$(0.20)	$(0.06)	$(0.12)	$(0.43)	$(0.46)
Reconciling items:
Amortization of intangibles (1)	0.03	0.03	0.05	0.14	0.42
Restructuring charges (2)	0.11	—	—	0.11	—
Non-GAAP net loss per share	$(0.06)	$(0.03)	$(0.07)	$(0.18)	$(0.04)

(1)          Relates to intangible assets acquired through our acquisition of Cerdelinx Technologies, Inc. on August 26, 2002, the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002 and the acquisition of Integrated Intellectual Property Inc. on March 16, 2001. Includes deferred compensation expense attributable to Research and Development activities.

(2)          Represents costs incurred year to date under the corporate restructuring plan, which was implemented in the fourth quarter of 2005. These costs primarily relate to separation packages and costs to vacate space under long-term lease arrangements. Also includes $2.7 million related to the write-off of an intellectual property license.

Lattice Semiconductor Corporation

Consolidated Balance Sheet

(in thousands)

Description	Dec. 31, 2005	Dec. 31, 2004
	(unaudited)
Assets
Current assets:
Cash and short-term investments	$264,192	$296,295
Accounts receivable, net	23,577	19,587
Inventories	28,581	38,634
Other current assets	24,614	46,527
Total current assets	340,964	401,043
Property and equipment, net	45,450	47,586
Foundry investments, advances and other assets	79,432	97,877
Goodwill and other intangible assets, net (1)	250,011	264,400
	$715,857	$810,906
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and other accrued liabilities	$53,438	$61,161
Deferred income on sales to distributors	10,449	11,399
Total current liabilities	63,887	72,560
Zero Coupon Convertible notes due in 2010	133,500	169,000
Other long-term liabilities	20,386	26,755
	153,886	195,755
Stockholders’ equity	498,084	542,591
	$715,857	$810,906

Note:

(1)   At December 31, 2005, includes approximately $223.6 million in goodwill and $26.4 million of other intangible assets, net, related to previous acquisitions. The other intangible assets will be amortized to expense generally over three to seven years. Goodwill is not amortized effective with the March 2002 quarter.

Lattice Semiconductor Corporation

- Supplemental Historic Financial Information -

	Q405	Q305	Q404
Operations Information
Percent of Revenue:
Gross Margin	49.1%	56.2%	56.6%
R&D Expense	43.8%	42.6%	47.1%
SG&A Expense	24.5%	25.4%	26.8%
Restructuring Expense	22.1%	—	—

Depreciation Expense ($000)	3,047	3,199	3,890
Capital Expenditures ($000)	3,327	3,305	2,301

Balance Sheet Information
Current Ratio	5.3	6.3	5.5
A/R Days Revenue Outstanding	40	45	37
Inventory Months	3.2	4.1	5.5

Revenue% (by Product Family)
FPGA	18%	19%	18%
PLD	82%	81%	82%

Revenue% (by Product Classification*)
New	38%	36%	26%
Mainstream	28%	29%	35%
Mature	34%	35%	39%

Revenue% (by Geography)
Americas	28%	31%	33%
Europe (incl. Africa)	23%	24%	26%
Asia (incl. ROW)	49%	45%	41%

Revenue% (by End Market)
Communications	49%	51%	48%
Computing	18%	18%	20%
Other	33%	31%	32%

Revenue% (by Channel)
Direct	65%	65%	59%
Distribution	35%	35%	41%

* Product Classification:

New:                                                                     LatticeEC/P, LatticeXP, MachXO, FPSC, XPLD, XPGA, GDX2, ORCA 4, ispMACH 4000/Z, ispPAC-PWR, ispCLK

Mainstream:                              ORCA 3, GDX/V, ispMACH L/V, ispLSI 2000V, ispLSI 5000V, ispLSI 8000V, ispMACH 5000VG, and Other

Mature:                                                      ORCA 2, All 5-Volt CPLDs, all SPLDs